IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934 Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows: NATURE OF THE ACTION 1. This action stems from a proposed transaction announced on January 3, 2017 (the “Proposed Transaction”), pursuant to which Alon USA Energy, Inc. (“Alon” or the “Company”) will be acquired by Delek US Holdings, Inc. (“Parent”), which currently already owns approximately 47% of the Company’s common stock, and its affiliates. 2. On January 2, 2017, Alon’s Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger Agreement”) with Parent, Delek Holdco, Inc. (“Holdco”), Dione Mergeco, Inc. (“Parent Merger JOSEPH ADLER, Individually and On Behalf of All Others Similarly Situated, Plaintiff, v. ALON USA ENERGY, INC., EZRA UZI YEMIN, DAVID WIESSMAN, ZALMAN SEGAL, RON W. HADDOCK, ILAN COHEN, ASSAF GINZBURG, FREDEREC GREEN, MARK D. SMITH, AVIGAL SOREQ, WILLIAM KACAL, FRANKLIN WHEELER, DELEK HOLDCO, INC., DELEK US HOLDINGS, INC., DIONE MERGECO, INC., and ASTRO MERGECO, INC., Defendants. ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) Case No. ______________ JURY TRIAL DEMANDED CLASS ACTION Case 1:99-mc-09999 Document 546 Filed 06/13/17 Page 1 of 17 PageID #: 62298

2 Sub”), and Astro Mergeco, Inc. (“Astro Merger Sub,” and together with Parent, Holdco, and Parent Merger Sub, “Delek”). Pursuant to the terms of the Merger Agreement, Delek will acquire the remaining 53% of Alon common stock not already owned by Parent, and shareholders of Alon will receive 0.5040 of a share of Parent common stock for each share of Alon common stock. Based on the closing price of $24.07 per share of Parent common stock on December 30, 2016, the last trading day before the public announcement of the signing of the Merger Agreement, the value of the consideration payable to holders of Alon common stock upon completion of the Proposed Transaction was approximately $12.13 per share. 3. On May 30, 2017, defendants filed a Definitive Proxy Statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (“SEC”) in connection with the Proposed Transaction. 4. The Proxy Statement omits material information with respect to the Proposed Transaction, which renders the Proxy Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Proxy Statement. JURISDICTION AND VENUE 5. This Court has jurisdiction over the claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(a) and 20(a) of the 1934 Act and Rule 14a-9. 6. This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice. Case 1:99-mc-09999 Document 546 Filed 06/13/17 Page 2 of 17 PageID #: 62299

3 7. Venue is proper under 28 U.S.C. § 1391(b) because a substantial portion of the transactions and wrongs complained of herein occurred in this District. PARTIES 8. Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of Alon common stock. 9. Defendant Alon is a Delaware corporation and maintains its principal executive office at 12700 Park Central Drive, Suite 1600, Dallas, Texas 75251. Alon’s common stock is traded on the NYSE under the ticker symbol “ALJ.” 10. Defendant Ezra Uzi Yemin (“Yemin”) has served as a director and Chairman of the Board of Alon since May 2015. Yemin is also Chairman, President, and Chief Executive Officer (“CEO”) of Parent. 11. Defendant David Wiessman (“Wiessman”) is a director of Alon. During the process leading up to the execution of the Merger Agreement, Wiessman owned approximately 1% of Parent’s outstanding shares of common stock through his ownership in Bielsol Investments (1987) Ltd. (“Bielsol”), a privately-owned Israeli company and shareholder of Alon Israel Oil Company, Ltd. (“Alon Israel”), the beneficial owner of approximately 9.7% of Parent’s outstanding shares of common stock. Wiessman was Chairman of the Special Committee (defined below) of the Board. 12. Defendant Zalman Segal (“Segal”) has served as a director of Alon since July 2005. Segal was a member of the Special Committee. 13. Defendant Ron W. Haddock (“Haddock”) has served as a director of Alon since December 2000. Haddock was a member of the Special Committee. 14. Defendant Ilan Cohen (“Cohen”) has served as a director of Alon since May Case 1:99-mc-09999 Document 546 Filed 06/13/17 Page 3 of 17 PageID #: 62300

4 2014. Cohen was a member of the Special Committee. 15. Defendant Assaf Ginzburg (“Ginzburg”) has served as a director of Alon since May 2015. Ginzburg is also Executive Vice President and Chief Financial Officer of Parent. 16. Defendant Frederec Green (“Green”) has served as a director of Alon since May 2015. Green is also Executive Vice President and Chief Operating Officer of Parent. 17. Defendant Mark D. Smith (“Smith”) has served as a director of Alon since May 2015. Smith is also Executive Vice President of Parent. 18. Defendant Avigal Soreq (“Soreq”) has served as a director of Alon since May 2015. Soreq is also Executive Vice President and Chief Commercial Officer of Parent. 19. Defendant William Kacal (“Kacal”) has served as a director of Alon since May 2016. Kacal was a member of the Special Committee. Kacal was recommended to the Alon Board by Parent and Individual Defendant Yemin. 20. Defendant Franklin Wheeler (“Wheeler”) has served as a director of Alon since May 2016. Wheeler was a member of the Special Committee. Wheeler was recommended to the Alon Board by Parent and Individual Defendant Yemin. 21. The defendants identified in paragraphs 10 through 20 are collectively referred to herein as the “Individual Defendants.” 22. Defendant Parent is a Delaware corporation and a party to the Merger Agreement. 23. Defendant Holdco is a Delaware corporation, a wholly-owned subsidiary of Parent, and a party to the Merger Agreement. 24. Defendant Parent Merger Sub is a Delaware corporation, a wholly-owned subsidiary of Holdco, and a party to the Merger Agreement. 25. Defendant Astro Merger Sub is a Delaware corporation, a wholly-owned Case 1:99-mc-09999 Document 546 Filed 06/13/17 Page 4 of 17 PageID #: 62301

5 subsidiary of Holdco, and a party to the Merger Agreement. CLASS ACTION ALLEGATIONS 26. Plaintiff brings this action as a class action on behalf of himself and the other public stockholders of Alon (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant. 27. This action is properly maintainable as a class action. 28. The Class is so numerous that joinder of all members is impracticable. As of December 30, 2016, there were approximately 71,591,768 shares of Alon common stock outstanding held by hundreds, if not thousands, of individuals and entities scattered throughout the country. 29. Questions of law and fact are common to the Class, including, among others: (i) whether defendants violated the 1934 Act; and (ii) whether defendants will irreparably harm plaintiff and the other members of the Class if defendants’ conduct complained of herein continues. 30. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class. 31. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications that would establish incompatible standards of conduct for defendants, or adjudications that would, as a practical matter, be dispositive of the interests of individual members of the Class who are not parties to the Case 1:99-mc-09999 Document 546 Filed 06/13/17 Page 5 of 17 PageID #: 62302

6 adjudications or would substantially impair or impede those non-party Class members’ ability to protect their interests. 32. Defendants have acted, or refused to act, on grounds generally applicable to the Class as a whole, and are causing injury to the entire Class. Therefore, final injunctive relief on behalf of the Class is appropriate. SUBSTANTIVE ALLEGATIONS Background of the Company and the Proposed Transaction 33. Alon is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern, and Western regions of the United States. 34. The Company owns 100% of the general partner and 81.6% of the limited partner interests in Alon USA Partners, LP, which owns a crude oil refinery in Big Spring, Texas, with a crude oil throughput capacity of 73,000 barrels per day and an integrated wholesale marketing business. 35. In addition, Alon directly owns a crude oil refinery in Krotz Springs, Louisiana, with a crude oil throughput capacity of 74,000 barrels per day. The Company also owns crude oil refineries in California and a majority interest in a renewable fuels facility in California, with a throughput capacity of 3,000 barrels per day. 36. Alon is a leading marketer of asphalt, which it distributes primarily through asphalt terminals located predominately in the Southwestern and Western United States. Moreover, the Company is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores which also market motor fuels in Central and West Texas and New Mexico. 37. On May 14, 2015, Parent acquired approximately 33.7 million shares, or Case 1:99-mc-09999 Document 546 Filed 06/13/17 Page 6 of 17 PageID #: 62303

7 approximately 48% of the outstanding shares of Alon common stock, from Alon Israel (the “2015 Acquisition”). 38. In connection with the 2015 Acquisition, Amit Ben Itzhak, Boaz Biran, Shraga Biran, Yonel Cohen, and Mordehay Ventura each resigned from the Alon Board. 39. Five individuals affiliated with Delek – Individual Defendants Yemin, Ginzburg, Green, Smith and Soreq – were then appointed to fill the vacancies on the Board. Yemin, Chairman of the Alon Board, is also Chairman, President, and CEO of Parent. Ginzburg is an Executive Vice President and Chief Financial Officer of Parent. Green is an Executive Vice President and Chief Operating Officer of Parent. Smith is an Executive Vice President of Parent. Additionally, Soreq is an Executive Vice President and Chief Commercial Officer of Parent. 40. In May and August 2015, Parent held earnings conference calls and Individual Defendant Yemin, in his capacity as Parent’s Chairman and CEO, responded to questions regarding Parent’s intentions with respect to a potential acquisition of the remaining outstanding shares of Alon common stock. During the conference calls, Yemin stated that Parent would “need to think seriously” about acquiring the remainder of the Alon shares and that Parent was “not in the business of holding 48% in a company.” 41. On July 31, 2015, in response to, among other things, Yemin’s public remarks during the conference calls, the Board created a special committee of directors purportedly not affiliated with Parent to respond to potential acquisition offers (the “Special Committee”). 42. On September 29, 2015, the Board determined that Individual Defendant Wiessman would serve as the Chairman of the Special Committee, despite the fact that Wiessman owned approximately 1% of Parent’s outstanding shares of common stock through his ownership in Bielsol, a privately-owned Israeli company and shareholder of Alon Israel, the Case 1:99-mc-09999 Document 546 Filed 06/13/17 Page 7 of 17 PageID #: 62304

8 beneficial owner of approximately 9.7% of Parent’s outstanding shares of common stock. 43. On October 8, 2015, Wiessman contacted Yemin, in his capacity as CEO and Chairman of Parent, and “inquired whether there was a transaction that Delek would contemplate in the near term of which the Special Committee should be aware.” 44. On October 30, 2015, the Board “formally approved the formation of the Special Committee” because “questions arose among the Alon Board members regarding the establishment of the Special Committee.” The Proxy Statement fails to disclose the nature of such question and who raised them. 45. Over the next several months, Yemin, in his capacity as CEO and Chairman of Parent, and Wiessman met and discussed a potential transaction, and on December 23, 2015, Alon and Parent entered into a confidentiality agreement. 46. On January 27, 2016, Yemin, in his capacity and CEO and Chairman of Parent, and Wiessman met, and Yemin suggested that Kacal and Wheeler be appointed to the Alon Board, who had been recommended to Parent. Kacal and Wheeler were elected to the Board on May 3, 2016, and were appointed as members of the Special Committee. 47. On April 1, 2016, Wiessman sent a letter to Yemin outlining the terms of a potential all-stock transaction with a 0.687x exchange ratio, indicating that “[w]e would expect the combined company to have membership on the combined board of directors consistent with the pro forma ownership that each group of shareholders would represent. Additionally, we are committed to finding the best talent from our two management teams to run the combined company, but would expect Ezra Uzi Yemin to be the combined company CEO.” Wiessman sent a similar letter to Yemin on May 25, 2016. 48. On July 11, 2016, Alon issued a press release reporting that the Company formed Case 1:99-mc-09999 Document 546 Filed 06/13/17 Page 8 of 17 PageID #: 62305

9 the Special Committee and that the Special Committee retained J.P. Morgan Securities LLC (“J.P. Morgan”) as its financial advisor. 49. On July 27, 2016, the Special Committee met with J.P. Morgan, which reported that it received “a few incoming calls” after the July 11 press release was issued, noting that the inquiries related to particular assets of Alon. The Proxy Statement fails to disclose the nature of such inquiries, which assets they pertained to, whether J.P. Morgan or Alon responded to such parties, and whether any proposals were made for such assets or the Company as a whole. 50. On October 14, 2016, Yemin sent a letter to Wiessman containing a proposal for an all-stock transaction at a fixed exchange ratio of 0.44 Parent shares for each outstanding Alon share. 51. On October 24, 2016, Wiessman met with Yemin, Ginzburg, and Green, in their capacities as officers of Parent, to discuss the potential transaction. During the meeting, Wiessman “raised with Mr. Yemin the prospect of Delek being willing to market Alon to third parties,” but Yemin stated that “Delek was not contemplating the sale of the Alon shares owned by Delek.” 52. Following subsequent meetings in December 2016, the parties agreed to an exchange ratio of 0.504, and that in connection with the transaction, the Special Committee could nominate one individual to the board of directors of Holdco and the board of directors of the general partner of Delek Logistics Partners, LP (“Delek Logistics”). 53. On December 28, 2016, the Special Committee met and determined that “the 0.504 exchange ratio was a good result and that there did not appear to be any available alternatives.” 54. The Board approved the Proposed Transaction on January 2, 2017, and the parties Case 1:99-mc-09999 Document 546 Filed 06/13/17 Page 9 of 17 PageID #: 62306

10 executed the Merger Agreement that day. 55. The Company’s officers and directors stand to receive significant benefits as a result of the Proposed Transaction. For example, Individual Defendants Yemin, Ginzburg, Green, Smith and Soreq will be officers of Holdco. Individual Defendant Wiessman will be appointed to Holco’s board of directors, and Individual Defendant Haddock will be appointed to Delek Logistics’ board of directors. Additionally, Individual Defendant Yemin may be appointed as CEO of the combined company. The Proxy Statement Omits Material Information, Rendering It False and Misleading 56. Defendants filed the Proxy Statement with the SEC in connection with the Proposed Transaction. 57. The Proxy Statement omits material information with respect to the Proposed Transaction, which renders the Proxy Statement false and misleading. 58. First, the Proxy Statement omits material information regarding the analyses performed by Alon’s financial advisor, the Company’s financial projections, and Parent’s financial projections. 59. With respect to J.P. Morgan’s Discounted Cash Flow Analysis for Alon, the Proxy Statement fails to disclose: (i) the calculated unlevered free cash flows for Alon for years 2017 through 2026; (ii) the definition of unlevered free cash flow; (iii) the constituent line items used in calculating unlevered free cash flow; (iv) the range of terminal values of Alon; and (v) J.P. Morgan’s basis for applying a perpetual growth rate ranging from 0.0% to 1.0%. 60. With respect to J.P. Morgan’s Discounted Cash Flow Analysis for Parent, the Proxy Statement fails to disclose: (i) the calculated unlevered free cash flows for Parent for years 2017 through 2026; (ii) the definition of unlevered free cash flow; (iii) the constituent line Case 1:99-mc-09999 Document 546 Filed 06/13/17 Page 10 of 17 PageID #: 62307

11 items used in calculating unlevered free cash flow; (iv) the range of terminal values of Parent; and (v) J.P. Morgan’s basis for applying a perpetual growth rate ranging from 0.0% to 1.0%. 61. With respect to J.P. Morgan’s Discounted Cash Flow Analysis of the present value of the “Synergies,” the Proxy Statement fails to disclose: (i) the estimated operational, corporate, and commercial synergies; (ii) the estimated implementation costs; and (iii) J.P. Morgan’s basis for using a range of discount rates from 9.5% to 11.5% and a perpetual growth rate ranging from 0.0% to 1.0%. 62. With respect to Alon’s financial projections, the Proxy Statement fails to disclose: (i) a reconciliation of all non-GAAP to GAAP metrics; (ii) income tax expense; (iii) interest and financing costs; and (iv) stock-based compensation. 63. With respect to Parent’s financial projections, the Proxy Statement fails to disclose: (i) income tax expense; (ii) interest and financing costs; and (iii) stock-based compensation. 64. When a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed. Moreover, the disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion. 65. The omission of this material information renders the Proxy Statement false and misleading, including, inter alia, the following sections of the Proxy Statement: (i) “Background of the Mergers”; (ii) “Alon’s Reasons for the Transaction; Recommendations of the Special Case 1:99-mc-09999 Document 546 Filed 06/13/17 Page 11 of 17 PageID #: 62308

12 Committee and the Alon Board”; (iii) “Opinion of Financial Advisor to the Alon Special Committee”; and (iv) “Certain Delek and Alon Unaudited Prospective Financial Information.” 66. Second, the Proxy Statement omits material information regarding potential conflicts of interest of the Company’s officers and directors, as well as the Special Committee’s financial advisor, J.P. Morgan. 67. Specifically, the Proxy Statement fails to disclose the timing and nature of all communications regarding future employment and/or directorship of Alon’s officers and directors, including who participated in all such communications. 68. Communications regarding post-transaction employment during the negotiation of the underlying transaction must be disclosed to stockholders. This information is necessary for stockholders to understand potential conflicts of interest of management and the Board, as that information provides illumination concerning motivations that would prevent fiduciaries from acting solely in the best interests of the Company’s stockholders. 69. Further, the Proxy Statement fails to disclose the fact that, around the time Alon entered into the Merger Agreement, J.P. Morgan held over 2 million shares of Parent common stock. Since that time, J.P. Morgan has sold some Parent shares, but it still holds approximately 1.45 million shares of Parent (worth approximately $17.54 million based on the implied value of the merger consideration on December 30, 2016), thus potentially giving J.P. Morgan an incentive to support a deal that was more favorable to Delek. 70. The omission of this material information renders the Proxy Statement false and misleading, including, inter alia, the following sections of the Proxy Statement: (i) “Background of the Mergers”; (ii) “Alon’s Reasons for the Transaction; Recommendations of the Special Case 1:99-mc-09999 Document 546 Filed 06/13/17 Page 12 of 17 PageID #: 62309

13 Committee and the Alon Board”; (iii) “Interests of Alon’s Directors and Officers in the Mergers;” and (iv) “Opinion of Financial Advisor to the Alon Special Committee”. 71. Third, the Proxy Statement omits material information regarding the background of the Proposed Transaction. The Company’s stockholders are entitled to an accurate description of the process the directors used in coming to their decision to support the Proposed Transaction. 72. For example, the Proxy Statement fails to disclose the nature of the “questions [that] arose among the Alon Board members regarding the establishment of the Special Committee,” which prompted the Board to “formally approve” the Special Committee on October 30, 2015, as well as who raised such questions. 73. The Proxy Statement fails to disclose the nature of the inquiries received by J.P. Morgan as discussed at the July 27, 2016 Special Committee meeting, which assets the inquiries pertained to, whether J.P. Morgan or Alon responded to such parties, and whether any proposals were made for such assets or the Company as a whole. 74. Additionally, while the Proxy Statement provides that, “[p]rior to the execution of the merger agreement, Mr. Wiessman disposed of his indirect ownership interests in Bielsol Investments (1987) Ltd., and no longer owns, directly or indirectly, any shares of Delek common stock,” the Proxy Statement fails to disclose when Wiessman disposed of such shares, his basis for doing so, and the reasons Wiessman was appointed as Chairman of the Special Committee despite such interests. 75. The omission of this material information renders the Proxy Statement false and misleading, including, inter alia, the following sections of the Proxy Statement: (i) “Background of the Mergers”; and (ii) “Alon’s Reasons for the Transaction; Recommendations of the Special Committee and the Alon Board.” Case 1:99-mc-09999 Document 546 Filed 06/13/17 Page 13 of 17 PageID #: 62310

14 76. The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to Alon’s stockholders. COUNT I Claim for Violation of Section 14(a) of the 1934 Act and Rule 14a-9 Promulgated Thereunder Against the Individual Defendants and Alon 77. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein. 78. The Individual Defendants disseminated the false and misleading Proxy Statement, which contained statements that, in violation of Section 14(a) of the 1934 Act and Rule 14a-9, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not materially false or misleading. Alon is liable as the issuer of these statements. 79. The Proxy Statement was prepared, reviewed, and/or disseminated by the Individual Defendants. By virtue of their positions within the Company, the Individual Defendants were aware of this information and their duty to disclose this information in the Proxy Statement. 80. The Individual Defendants were at least negligent in filing the Proxy Statement with these materially false and misleading statements. 81. The omissions and false and misleading statements in the Proxy Statement are material in that a reasonable stockholder will consider them important in deciding how to vote on the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available in the Proxy Statement and in other information reasonably available to stockholders. 82. The Proxy Statement is an essential link in causing plaintiff and the Company’s stockholders to approve the Proposed Transaction. Case 1:99-mc-09999 Document 546 Filed 06/13/17 Page 14 of 17 PageID #: 62311

15 83. By reason of the foregoing, defendants violated Section 14(a) of the 1934 Act and Rule 14a-9 promulgated thereunder. 84. Because of the false and misleading statements in the Proxy Statement, plaintiff and the Class are threatened with irreparable harm. COUNT II Claim for Violation of Section 20(a) of the 1934 Act Against the Individual Defendants and Delek 85. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein. 86. The Individual Defendants and Delek acted as controlling persons of Alon within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as officers and/or directors of Alon and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Proxy Statement, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading. 87. Each of the Individual Defendants and Delek was provided with or had unlimited access to copies of the Proxy Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected. 88. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Proxy Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were Case 1:99-mc-09999 Document 546 Filed 06/13/17 Page 15 of 17 PageID #: 62312

16 thus directly in the making of the Proxy Statement. 89. Delek also had direct supervisory control over the composition of the Proxy Statement and the information disclosed therein, as well as the information that was omitted and/or misrepresented in the Proxy Statement. 90. By virtue of the foregoing, the Individual Defendants and Delek violated Section 20(a) of the 1934 Act. 91. As set forth above, the Individual Defendants and Delek had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act. As a direct and proximate result of defendants’ conduct, plaintiff and the Class are threatened with irreparable harm. PRAYER FOR RELIEF WHEREFORE, plaintiff prays for judgment and relief as follows: A. Preliminarily and permanently enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction; B. In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages; C. Directing the Individual Defendants to disseminate a Proxy Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading; D. Declaring that defendants violated Sections 14(a) and/or 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder; Case 1:99-mc-09999 Document 546 Filed 06/13/17 Page 16 of 17 PageID #: 62313

17 E. Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and F. Granting such other and further relief as this Court may deem just and proper. JURY DEMAND Plaintiff respectfully requests a trial by jury on all issues so triable. Dated: June 13, 2017 By: RIGRODSKY & LONG, P.A. /s/ Brian D. Long Seth D. Rigrodsky (#3147) Brian D. Long (#4347) Gina M. Serra (#5387) 2 Righter Parkway, Suite 120 Wilmington, DE 19803 (302) 295-5310 Attorneys for Plaintiff Case 1:99-mc-09999 Document 546 Filed 06/13/17 Page 17 of 17 PageID #: 62314